FOR IMMEDIATE RELEASE
May 4, 2022

Genesis Energy, L.P. Reports First Quarter 2022 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 2022:

•Net Loss Attributable to Genesis Energy, L.P. of $5.3 million for the first quarter of 2022 compared to Net Loss Attributable to Genesis Energy, L.P. of $34.2 million for the same period in 2021.

•Cash Flows from Operating Activities of $54.2 million for the first quarter of 2022 compared to $77.2 million for the same period in 2021.

•Total Segment Margin of $157.5 million for the first quarter of 2022.

•Available Cash before Reserves to common unitholders of $55.7 million for the first quarter of 2022, which provided 3.03X coverage for the quarterly distribution of $0.15 per common unit attributable to the first quarter.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Adjusted EBITDA of $143.1 million in the first quarter of 2022.

•Adjusted Consolidated EBITDA of $591.5 million for the trailing last twelve months ended March 31, 2022 and a bank leverage ratio of 5.10X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “The first quarter of 2022 was an exciting quarter for Genesis and the performance of our market leading businesses exceeded our expectations. During the quarter, we continued to see strong demand for soda ash driving increased prices in all of our markets, especially the export market. Activity levels in the Gulf of Mexico remain robust with first production from Murphy’s King’s Quay starting last month and first volumes from Argos just around the corner. The fundamentally driven momentum in our soda ash business combined with the new volumes in the Gulf of Mexico will continue to lead to earnings growth and improving leverage metrics over the remainder of 2022 and into the years ahead.
Before getting to the details of the quarter, I wanted to provide an update on the new opportunities in the Gulf of Mexico that we have mentioned over the past several quarters. Today, I am pleased to announce that we have entered into definitive agreements to provide downstream transportation services for 100% of the crude oil production associated with two separate standalone deepwater developments with a combined production handling capacity of some 160,000 barrels of oil per day, with first oil from both currently expected in the late 2024 or 2025 time frame. In conjunction with these new developments, we expect to spend approximately $500 million, net to our ownership interest, over the next 3 years expanding the capacity of the CHOPS system, as well as building a new 100% owned, approximately 105 mile, 20” diameter pipeline (the “SYNC” pipeline) to connect one of the developments to our existing footprint. Both of these developments include life-of-lease dedications to our assets. Additionally, they both include long term take-or-pay arrangements that represent a less than 5 times build multiple on a combined basis, which multiple could be less than 4 times if the producers hit just 75% of their expected production profiles.

In conjunction with one of these new developments, we have also entered into an agreement to sell our idled Independence Hub platform to one of the producers for gross proceeds of $40 million, resulting in a gain and a cash distribution of $32 million net to our 80% ownership interest. These proceeds, when combined with the gross proceeds of approximately $418 million we received from the sale of a 36% minority equity interest in the CHOPS system, have effectively allowed us to pre-fund the vast majority of the capital required to expand the capacity of the CHOPS system and construct the SYNC pipeline. We would expect to use increasing cash flow and availability under our senior secured credit facility to fund the capital expenditures over the next few years. In addition, we will receive a project completion credit under our calculated leverage ratio for bank compliance purposes.
These two new upstream developments, along with the SYNC pipeline and CHOPS expansion, represent a tremendous opportunity for Genesis to expand its market leading footprint in the central deepwater Gulf of Mexico. We are able to deploy capital at an extremely attractive multiple that is underpinned by credit-worthy take-or pay arrangements, much the same as our very successful SEKCO pipeline which was constructed some 8 years ago. By extending our reach geographically in the central Gulf of Mexico and increasing the capacity of the CHOPS system, both of which have effectively been underwritten by these two upstream developments, Genesis is well positioned to attract high margin incremental volumes to our industry leading network of offshore pipelines at little to no cost in the future. These are the exact types of opportunities we focus on at Genesis, and we believe these types of projects will continue to provide long-term value to all of our stakeholders for many years ahead.
Now I will touch on our individual business segments.
Our offshore pipeline transportation segment performed slightly below our expectations during the first quarter because of a significant amount of unplanned producer downtime and certain mechanical and operational disruptions which, importantly, have since been largely remedied. On April 12th, Murphy announced they achieved first oil at their King’s Quay floating production system which is supporting their Khaleesi, Mormont and Samurai field developments in the deepwater Gulf of Mexico. Volumes from King’s Quay are expected to ramp to its design capacity of some 85,000 barrels per day and 100 million cubic feet of gas per day as incremental wells are connected in the coming months. BP’s Argos floating production system remains on schedule for first oil in the third quarter. With some 14 wells pre-drilled at their Mad Dog 2 development, volumes from Argos are expected to ramp to its nameplate design capacity of 140,000 barrels per day over the subsequent 6 months or so after first production. These two projects, when combined with the two new standalone developments I mentioned earlier, represent a tremendous runway of additional growth in volumes, and importantly significant incremental financial performance, that we can expect to see out of our Gulf of Mexico franchise in the years ahead.
Our sodium minerals and sulfur services segment’s performance exceeded our expectations. During the first quarter, we continued to see robust demand for soda ash across the globe and specifically in our export markets. The market for soda ash worldwide remains very tight and is leading to strong soda ash pricing in all of our markets. We are starting to see the real effects of strong demand and soda ash supply being impacted by a net decrease in global supply that we mentioned last quarter, when a 1.3 million ton synthetic production facility in China closed at the end of 2021.
These tight conditions, coupled with the continued rise in energy input costs and increasing awareness of the environmental footprint of synthetic production, provide, we believe, a very constructive backdrop for soda ash pricing for the remainder of this year and especially as we discuss re-determinations for 2023 towards the end of this year. In fact, absent some unforeseen black swan event, there is nothing fundamentally to suggest that this supply and demand tightness will not be in place until at least through 2025 or longer, with no significant expansions of supply in the near-term other than our Granger facility.
We remain very excited to re-start our original Granger production facility and its roughly 500,000 tons of annual production in the first quarter of 2023. Furthermore, our Granger expansion project, representing an incremental 750,000 tons or so of annual production, remains on schedule and on budget for first production in the third quarter of 2023. We continue to believe the Granger facility and its incremental 1.3 million tons per year will be the most significant addition of new natural, baseload supply to the market for several years to come. Assuming prices remain at least where they are today, we continue to expect that the Granger project should exceed our original forecasts for incremental segment margin once fully ramped and on-line.
Our legacy refinery services business also exceeded our expectations. During the quarter, we benefited from steady operating rates at our host refineries. This afforded us with the opportunity to build our NaHS inventory and be in a favorable position to capitalize on certain supply disruptions of our competitors during the quarter. We also saw steady demand for NaHS from our copper customers, specifically in South America, as they continue to produce as much as possible to meet the continually increasing demand for copper throughout the world, especially given its importance in the energy transition.
Market conditions in our marine transportation segment continue to improve across all classes of vessels. We continue to see tremendous demand for our larger blue water vessels, specifically in and around New York Harbor, along the East Coast and in the Gulf Coast regions as the demand to move clean refined products from the Gulf Coast to demand centers along the

East Coast has increased due to geopolitical events and economic sanctions related thereto. Utilization of our inland marine vessels is approaching 100% as we continue to see the effects of net equipment retirements across the industry come into play at the same time refinery utilization rates recover and the need to move intermediate refined products from location to location returns to historical norms. We have also seen customers of our inland fleet start to request term contracts which indicates the market is expected to continue to get tighter over time. The American Phoenix will conclude her most recent contract in early May, but she will remain in service with the same investment grade customer at a rate of roughly 20 percent higher per day until her 30-45 day mandatory 5 year dry-dock service in late July or early August. We would expect to re-contract the American Phoenix during the third quarter at an even higher rate. We remain excited with the trajectory of our marine business and would expect to continue to benefit from these market dynamics over the remainder of 2022 and into the years ahead as the industry deals with net tonnage retirements and rapidly inflating replacements costs.
Our onshore facilities and transportation segment performed in-line with our expectations. We continue to expect to see increasing volumes at our terminals and pipelines in both Texas and Louisiana over the remainder of the year as new volumes from the Gulf of Mexico will need to be further transported to refineries and market demand centers along the Gulf Coast. During the quarter we were also successful in extending our agreements with our main customer in and around our Baton Rouge terminal. The agreements provide a framework for future activity, which further reinforces the integration of our assets in to their future operations and plans.
The robust outlook for Genesis over the remainder of the year remains unchanged as our businesses continue to demonstrate their resiliency. New volumes in the Gulf of Mexico combined with strong pricing in our soda ash business and a recovery in our marine segment highlight the tremendous operating leverage we have to overall improving market conditions. As we sit here today, we would reasonably expect our 2022 financial performance to come in towards the high end of our previously announced Segment Margin and Adjusted EBITDA(1) guidance range of $620 - $640 million and $565 - $585 million, respectively. Furthermore, our current guidance does not include the gain and cash distribution proceeds from the sale of our interest in the Independence Hub platform as discussed earlier, which will be additive to both Segment Margin and Adjusted EBITDA in the second quarter of 2022 and will be included in our bank leverage ratio as calculated in accordance with our senior secured credit agreement. In fact, had we completed the sale of the Independence Hub platform in the first quarter, our calculated bank leverage ratio would have been 4.79X, or some three tenths of a turn lower than what we reported in this release.
The management team and board of directors remain steadfast in our commitment to build long-term value for all of our stakeholders, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to be associated with each and every one of you.”

(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Variances between the first quarter of 2022 (the “2022 Quarter”) and the first quarter of 2021 (the “2021 Quarter”) in these components are explained below.
Segment Margin results for the 2022 Quarter and 2021 Quarter were as follows:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Offshore pipeline transportation	$70,904	$84,269
Sodium minerals and sulfur services	67,375	43,720
Onshore facilities and transportation	7,036	20,999
Marine transportation	12,137	7,109
Total Segment Margin	$157,452	$156,097

Offshore pipeline transportation Segment Margin for the 2022 Quarter decreased $13.4 million, or 16%, from the 2021 Quarter primarily due to an increased level of downtime. During the 2022 Quarter, we experienced a significant period of unplanned operational maintenance associated with one of our lateral pipelines that also impacted volumes on our main pipeline downstream of it, which has since been largely remedied, and incremental producer downtime. In addition to this, we also received lower distributions during the 2022 Quarter from our equity investments, specifically Poseidon. Our distribution from Poseidon during the 2021 Quarter, which covered business activities from December 2020 to February 2021, was higher due to an increase in volumes as a result of additional volumes being successfully diverted to the Poseidon pipeline from the CHOPS pipeline, which was out of service from August 26, 2020 to February 4, 2021 due to damage at a junction platform that the system goes up and over. Lastly, the 2022 Quarter was impacted, relative to the 2021 Quarter, by our decrease in ownership of CHOPS, as we sold a 36% minority interest on November 17, 2021.
Sodium minerals and sulfur services Segment Margin for the 2022 Quarter increased $23.7 million, or 54%, from the 2021 Quarter primarily due to higher export pricing in our Alkali Business and increased volumes and pricing in our refinery services business. In our Alkali Business, we have continued to see strong demand improvement and growth as a result of the global economic recovery and the continued application of soda ash in everyday end use products, including those such as solar panels and lithium batteries that are expected to play a large role in the anticipated energy transition. This continued demand, combined with flat or even slightly declining supply of natural soda ash in the near term, has tightened the overall supply and demand balance and created a higher price environment for our tons and increased contribution to Segment Margin during the 2022 Quarter from our Alkali Business. We expect to continue to see this favorable price environment throughout 2022 and until there are significant changes to the supply level entering the market. To take advantage of the existing market conditions, we made the decision to re-start our original Granger production facility and its roughly 500,000 tons of annual production in the first quarter of 2023 in advance of the completion of the Granger expansion, which represents an incremental 750,000 tons of annual production, and is expected to have first production in the third quarter of 2023. In our refinery services business, we had an increase in NaHS sales volumes and the corresponding pricing of these sales volumes in the 2022 Quarter due to an increase in demand from our mining and pulp and paper customers domestically and internationally as a result of the continued global economic recovery and the use of NaHS in products, such as copper, that are a key part of the anticipated energy transition.
Onshore facilities and transportation Segment Margin for the 2022 Quarter decreased $14.0 million, or 66%, from the 2021 Quarter. This decrease is primarily due to higher cash receipts of $17.5 million during the 2021 Quarter associated with our previously owned NEJD pipeline. The last principal payment associated with our previously owned NEJD pipeline was received in the fourth quarter of 2021. This decrease was partially offset by higher volumes on our Texas pipeline, which is the destination point for various grades of crude oil generating in the Gulf of Mexico, as the 2021 Quarter had less receipts from our CHOPS pipeline while it was out of service for a portion of the period. While the volumes associated with our Baton Rouge corridor assets (including rail and pipeline) were higher during the 2021 Quarter, the impact to Segment Margin was minimal as we recognized our minimum volume commitment in both the 2021 Quarter and 2022 Quarter as our main customer utilized prepaid transportation credits during the 2021 Quarter, which were fully utilized by the end of 2021.
Marine transportation Segment Margin for the 2022 Quarter increased $5.0 million, or 71%, from the 2021 Quarter. This increase is primarily attributable to higher utilization and day rates in our inland business and higher day rates in our offshore business, including the M/T American Phoenix, during the 2022 Quarter. While we have continued to see increases in our day rates from both the 2021 Quarter and sequentially from the fourth quarter of 2021, we have continued to enter into short term contracts (less than a year) in the inland and offshore markets, including the M/T American Phoenix, because we believe the day rates currently being offered by the market have yet to fully recover from their cyclical lows.
    Other Components of Net Income (Loss)
We recorded Net Loss Attributable to Genesis Energy, L.P. of $5.3 million in the 2022 Quarter compared to Net Loss Attributable to Genesis Energy, L.P. of $34.2 million in the 2021 Quarter.
Net Loss Attributable to Genesis Energy, L.P. in the 2022 Quarter was impacted primarily by: (i) an increase in operating income associated with our sodium minerals and sulfur services segment due to higher export pricing and corresponding revenues in our Alkali Business during the 2022 Quarter; and (ii) an unrealized (non-cash) loss from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $4.3 million in the 2022 Quarter compared to an unrealized (non-cash) loss of $18.4 million during the 2021 Quarter recorded within “Other expense”. This increase in operating income and decrease in such unrealized (non-cash) loss were primarily offset by: (i) lower equity in earnings of equity investees by $8.2 million due to lower volumes on our Poseidon pipeline in the 2022 Quarter; (ii) higher income attributable to our noncontrolling interests by $4.9 million; and (iii) higher general and administrative costs by $3.5 million during the 2022 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Wednesday, May 4, 2022, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended March 31,
	2022	2021
REVENUES	$631,947	$521,219

COSTS AND EXPENSES:
Costs of sales and operating expenses	495,648	415,246
General and administrative expenses	15,122	11,666
Depreciation, depletion and amortization	69,506	66,286
OPERATING INCOME	51,671	28,021
Equity in earnings of equity investees	12,444	20,660
Interest expense	(55,104)	(57,829)
Other expense	(4,258)	(20,065)
INCOME (LOSS) BEFORE INCOME TAXES	4,753	(29,213)
Income tax expense	(304)	(222)
NET INCOME (LOSS)	4,449	(29,435)
Net loss (income) attributable to noncontrolling interests	(1,876)	2
Net income attributable to redeemable noncontrolling interests	(7,823)	(4,791)
NET LOSS ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(5,250)	$(34,224)
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(23,934)	$(52,908)
NET LOSS PER COMMON UNIT:
Basic and Diluted	$(0.20)	$(0.43)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579,218	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2022	2021
Offshore Pipeline Transportation Segment
Crude oil pipelines (average Bbls/day unless otherwise noted):
CHOPS(1)(2)	175,881	116,427
Poseidon(1)(2)	240,823	339,409
Odyssey(2)	97,230	138,445
GOPL	4,955	6,776
Offshore crude oil pipelines total	518,889	601,057

Natural gas transportation volumes (MMBtus/day)(2)	223,662	325,669

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	32,169	28,802
Soda Ash volumes (short tons sold)	744,788	762,820
NaOH (caustic soda) volumes (dry short tons sold)(3)	20,724	20,262

Onshore Facilities and Transportation Segment
Crude oil pipelines (Bbls/day):
Texas(4)	69,333	32,762
Jay	6,916	8,783
Mississippi	5,742	5,097
Louisiana	31,382	63,417
Onshore crude oil pipelines total	113,373	110,059

Crude oil and petroleum products sales (Bbls/day)	23,887	31,462

Rail unload volumes (Bbls/day)(5)	2,505	40,252

Marine Transportation Segment
Inland Fleet Utilization Percentage(6)	90.3%	72.0%
Offshore Fleet Utilization Percentage(6)	96.6%	95.7%
(1)Our CHOPS pipeline was out of service from August 26, 2020 to February 4, 2021 due to damage at a junction platform that the CHOPS pipeline goes up and over. We were able to divert all volumes during this period onto our 64% owned Poseidon oil pipeline.
(2)On November 17, 2021, we sold a 36% minority interest in our CHOPS pipeline. As of March 31, 2022, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes presented above on a 100% basis.
(3)Caustic soda sales volumes include volumes sold from our alkali and refinery services businesses.
(4)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline. Volumes during the 2021 Quarter were impacted as a result of the CHOPS pipeline being out of service from August 26, 2020 to February 4, 2021.
(5)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(6)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except units)

	March 31, 2022	December 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$14,552	$24,992
Accounts receivable - trade, net	531,791	400,334
Inventories	84,094	77,958
Other current assets	39,162	39,200
Total current assets	669,599	542,484
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	4,459,755	4,461,190
Equity investees	290,005	294,050
Intangible assets, net of amortization	126,783	127,063
Goodwill	301,959	301,959
Right of use assets, net	136,386	140,796
Other assets, net of amortization	34,712	38,259
Total assets	$6,019,199	$5,905,801
LIABILITIES AND CAPITAL
Accounts payable - trade	$365,935	$264,316
Accrued liabilities	231,270	232,623
Total current liabilities	597,205	496,939
Senior secured credit facility	94,800	49,000
Senior unsecured notes, net of debt issuance costs	2,932,003	2,930,505
Deferred tax liabilities	14,476	14,297
Other long-term liabilities	437,609	434,925
Total liabilities	4,076,093	3,925,666
Mezzanine capital:
Class A Convertible Preferred Units	790,115	790,115
Redeemable noncontrolling interests	267,242	259,568

Partners’ capital:
Common unitholders	597,783	641,313
Accumulated other comprehensive loss	(5,485)	(5,607)
Noncontrolling interests	293,451	294,746
Total partners’ capital	885,749	930,452
Total liabilities, mezzanine capital and partners’ capital	$6,019,199	$5,905,801

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss attributable to Genesis Energy, L.P.	$(5,250)	$(34,224)
Corporate general and administrative expenses	15,721	11,152
Depreciation, depletion, amortization and accretion	72,948	68,997
Interest expense	55,104	57,829
Income tax expense	304	222
Change in provision for leased items no longer in use	(431)	604
Redeemable noncontrolling interest redemption value adjustments(1)	7,823	4,791
Plus (minus) Select Items, net(2)	11,233	46,726
Segment Margin(3)	$157,452	$156,097
(1)Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET LOSS ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss attributable to Genesis Energy, L.P.	$(5,250)	$(34,224)
Interest expense	55,104	57,829
Income tax expense	304	222
Depreciation, depletion, amortization and accretion	72,948	68,997
EBITDA	123,106	92,824
Redeemable noncontrolling interest redemption value adjustments(1)	7,823	4,791
Plus (minus) Select Items, net(2)	12,211	46,495
Adjusted EBITDA	143,140	144,110
Maintenance capital utilized(3)	(13,500)	(12,850)
Interest expense	(55,104)	(57,829)
Cash tax expense	(125)	(150)
Distributions to preferred unitholders(4)	(18,684)	(18,684)
Available Cash before Reserves(5)	$55,727	$54,597
(1)Includes PIK distributions attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items later in this press release.
(3)Maintenance capital expenditures in the 2022 Quarter and 2021 Quarter were $21.9 million and $26.2 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2022 Quarter are payable on May 13, 2022 to unitholders of record at close of business on April 29, 2022.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities	$54,245	$77,159
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest Expense	55,104	57,829
Amortization and write-off of debt issuance costs and premium	(2,034)	(3,210)
Effects of available cash from equity method investees not included in operating cash flows	6,172	9,586
Net effect of changes in components of operating assets and liabilities	29,169	5,062
Non-cash effect of long-term incentive compensation plans	(3,061)	(1,560)
Expenses related to business development activities and growth projects(1)	612	114
Differences in timing of cash receipts for certain contractual arrangements(2)	8,230	299
Loss on debt extinguishment(3)	—	1,627
Other items, net	(5,297)	(2,796)
Adjusted EBITDA	$143,140	$144,110
(1)Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)The 2021 Quarter includes the transaction costs and write-off of the unamortized issuance costs associated with the redemption of our 6.00% senior unsecured notes due May 15, 2023 (our “2023 Notes”).

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2022
Senior secured credit facility	$94,800
Senior unsecured notes, net of debt issuance costs	2,932,003
Less: Outstanding inventory financing sublimit borrowings	(7,100)
Less: Cash and cash equivalents	(3,306)
Adjusted Debt(1)	$3,016,397

Pro Forma LTM
March 31, 2022
Consolidated EBITDA (per our senior secured credit facility)	$566,936
Consolidated EBITDA adjustments(2)	24,591
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$591,527

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.10X

(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA of approximately $43 million associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. Additionally, it includes the pro forma adjustments to Adjusted Consolidated EBITDA (using historical amounts in the test period) associated with our sale of a 36% interest in CHOPS. This adjustment may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the Kings Quay and Argos developments, our expectations regarding our Granger expansion, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the expected performance of our other projects and business segments and the potential impacts of the Covid-19 pandemic and the war in Ukraine, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations) and a reduction in demand for our services resulting in further impairments of our assets, the spread of disease (including Covid-19), the impact of international military conflicts (such as the conflict in Ukraine), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings Company, LLC by affiliates of Blackstone Alternative Credit Advisors LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net loss attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended March 31,
		2022	2021
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$8,230	$299
	Distributions from unrestricted subsidiaries not included in income(2)	—	17,500
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value(3)	(1,893)	17,687
	Loss on debt extinguishment(4)	—	1,627
	Adjustment regarding equity investees(5)	6,574	8,856
	Other	(1,678)	757
	Sub-total Select Items, net(6)	11,233	46,726
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs(7)	612	114
	Other	366	(345)
	Total Select Items, net(8)	$12,211	$46,495
(1)    Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)    The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income. We received the last principal payment associated with our previously owned NEJD pipeline in the fourth quarter of 2021. Genesis NEJD Pipeline, LLC is defined as an unrestricted subsidiary under our senior secured credit facility.
(3)     The 2022 Quarter includes unrealized gains of $6.2 million from the valuation of our commodity derivative transactions (excluding fair value hedges) and an unrealized loss of $4.3 million from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units. The 2021 Quarter includes an unrealized loss of $18.4 million from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units.

(4)    The 2021 Quarter includes the transaction costs and write-off of the unamortized issuance costs associated with the redemption of our 2023 Notes.
(5)     Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(6)    Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(7)     Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(8)     Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521